Contact: Laura Barton	EXHIBIT 99.2
813-314-2562
laura@shipwreck.net

Odyssey Provides Additional Update on “Black Swan” Case

Tampa, FL – June 4, 2009- Since the announcement of the Magistrate’s recommendation in the “Black Swan” case, intense international media coverage has led to many questions that Odyssey Marine Exploration, Inc. (NASDAQ: OMEX) would like to address.

What was this recent court filing by the Magistrate?

This was not a ruling in the case. The recent filing was a recommendation by U.S. Federal Court Magistrate Mark A. Pizzo that Spain’s Motion to Dismiss the “Black Swan” case be granted. The recommendation which was filed June 3, 2009, opines that the Court lacks jurisdiction to hear the case. Odyssey and any other interested parties may file written objections to the recommendation before any ruling is issued, and Odyssey intends to file an objection.

How do you feel about the recommendation?

While we respect the Magistrate’s experience, judges are not infallible, as evidenced by the multitude of verdicts that are overturned each year in appellate court. We believe key pieces of evidence were ignored or discounted that show the Mercedes WAS clearly on a commercial mission when she sank and that the majority of cargo (coins) aboard the ship was owned by PRIVATE individuals, not the government. “Returning” the coins to the Spanish Government when they never owned them, defies logic and reason. We also disagree with the Magistrate’s apparent assumption that a vessel was found at the site. Furthermore, the Magistrate accepted facts as presented by Spain without giving Odyssey an opportunity to cross examine witnesses at a trial.

Do you plan to appeal if the Magistrate’s recommendations are followed by the Judge when he makes his ruling?

Yes. This recommendation is far from the end of the “Black Swan” case. We believe that the judge or the appellate court will see the legal and evidentiary flaws in Spain’s claim, and we’ll be back to argue the merits of the case. We will continue to vigorously defend our rights to what we have legally recovered and submitted to the jurisdiction of the Court.

Does this mean the case will drag on even longer?

This does not have a significant impact on our timelines or legal plans. We fully expected Spain to file an appeal if their Motion to Dismiss was denied, and so we have been planning and budgeting for an appeal in the case.

Are the other claimants in the case planning to object as well?

While we presume that the claimants in the case who assert ownership rights by virtue of the fact that their ancestors owned a portion of the cargo will join us in objecting, we cannot comment for them or for Peru.

Does this affect your current operations?

No, our shipwreck operations continue to be focused in the “Atlas” search area with both of our ships working in the English Channel. We also have been planning additional operations for 2009 in other areas of the world.

Does this affect your plans for an HMS Victory agreement?

No. We are continuing to work cooperatively with the UK Government toward a negotiated agreement as stated in the filing by their attorneys. As demonstrated by our partnering agreement on the shipwreck of HMS Sussex, a sovereign immune British warship, we have a history of working cooperatively with the UK Government. An overview of this agreement is available at www.shipwreck.net/pam

How does this affect your balance sheet?

It does not have any effect on our balance sheet. The “Black Swan” coins were never treated as assets on our balance sheet.

Does this recommendation mean you will be changing your business model?

No. This particular situation is unique and our portfolio of potential shipwreck targets includes many merchant wrecks more like the SS Republic where there are no government ownership issues. In the case of the SS Republic, we obtained title to the shipwreck and its cargo less than eight months after the discovery of the shipwreck site.

There are also other governments who are open to cooperating with Odyssey, and who are enthusiastic about our potential partnership proposals. Our model is especially attractive in today’s economic climate, because we use no taxpayer money and fund recovery, archaeology, conservation and education.

What other shipwreck projects are you working on?

We currently have two ships working in the “Atlas” search area utilizing new technology integrated into the ZEUS platform which are expected to enhance search and inspection capabilities. Operations aboard Odyssey Explorer are currently being filmed for the Discovery Channel series “Treasure Quest.”

The “Atlas” search area contains at least five high value targets, one of which, HMS Victory, was located last year by Odyssey. We are continuing to search for the other high value targets and we are conducting additional operations intended to help identify a site already located.

We plan to resume work on the North Carolina project later this year. Shipwreck exploration firm and Odyssey partner, Intersal, Inc. has received a renewal of its exploration permit from the North Carolina Department of Cultural Resources for a site off the coast of North Carolina and additional surrounding areas, some of which correlate with Odyssey’s “Firefly” shipwreck project. Odyssey has an agreement with Intersal, Inc. to pursue operations under this permit and to share in substantial research and data acquired by Intersal over the years relating to the target shipwreck and the work completed to date in the permit area. The area covered by this permit and arrest is located near Odyssey’s current “Firefly” project, which was acquired by Odyssey from BDJ Discovery Group in 2007 and includes one arrested site that has already produced a small number of gold and silver artifacts. The Intersal site and permit area may also be related to the high-value, Colonial-era merchant vessel believed to be located in the area. The agreements with BDJ and Intersal are similar but separate and the areas do not overlap.

In addition we have several other shipwreck projects in development which may lead to operations in 2009.

About Odyssey Marine Exploration

Odyssey Marine Exploration, Inc. (NasdaqCM: OMEX) is engaged in the exploration of deep-ocean shipwrecks and uses innovative methods and state-of-the-art technology to conduct extensive search and archaeological recovery operations around the world. Odyssey discovered the Civil War era shipwreck of the SS Republic® in 2003 and recovered over 50,000 coins and 14,000 artifacts from the site nearly 1,700 feet deep. In May 2007, the Company announced the historic deep-ocean treasure recovery of over 500,000 silver and gold coins, weighing 17 tons, from a Colonial era site code-named “Black Swan.” In February 2009, Odyssey announced the discovery of Balchin’s HMS Victory. The Company also has other shipwreck projects in various stages of development around the world.

Odyssey offers various ways to share in the excitement of deep-ocean exploration by making shipwreck treasures and artifacts available to collectors, the general public and students through its webstore, exhibits, books, television, merchandise, and educational programs.

JWM Productions is currently filming Odyssey’s operations in the “Atlas” search area in preparation of a second season of Discovery Channel’s “Treasure Quest” series. The 12-episode Season One aired in the US and the UK in early 2009 and is scheduled to air worldwide throughout 2009.

Following previous successful engagements in New Orleans, Tampa, Detroit, and Oklahoma City, Odyssey’s SHIPWRECK! Pirates & Treasure is scheduled to open at Discovery Place in Charlotte, NC on July 4, 2009. For details on the Company’s activities and its commitment to the preservation of maritime heritage please visit www.shipwreck.net.

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Odyssey Marine Exploration believes the information set forth in this Q/A may include “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934. Certain factors that could cause results to differ materially from those projected in the forward-looking statements are set forth in “Risk Factors,” and “Business” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008, which has been filed with the Securities and Exchange Commission.